EXHIBIT 42





                          AMENDMENT TO RIGHTS AGREEMENT

              AMENDMENT dated as of December 22, 1995 (this "Amendment") of an Amendment and Restatement of a Rights Agreement dated as of August 8, 1989 (as amended to date, the "Agreement") between CBI Industries, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corpo-ration (the "Rights Agent"). Terms used but not defined in this Amendment shall have the meaning set forth in the Agree-ment.

                               W I T N E S S E T H

              WHEREAS, on March 4, 1986, the Board authorized and de-clared a dividend distribution of one Right for each share of Common Stock outstanding on the Record Date, and contemplates the issuance of one Right (subject to adjustment) for each share of Common Stock of the Company issued (whether from the treasury or as an initial issuance) between the Record Date and the Distribution Date and in certain circumstances thereafter, each Right representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company (subject to adjustment) having the rights, powers and preferences set forth in the Certificate of Designation, Preferences and Rights attached as Exhibit A to the Agreement;

              WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders that the Agreement be amended as set forth in this Amendment;

              NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

              1. Paragraph 1.18 of Section 1 of the Agreement is hereby amended and restated to read in its entirety as follows:

                   "Permitted Tender Offer" shall mean
                   any tender offer or exchange offer for
                   all outstanding shares of Common Stock
                   of the Company that the Board, in its
                   sole discretion and subject to any
                   conditions the Board deems proper,
                   determines to be a Permitted Tender
                   Offer.

              2. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this amendment. The Rights Agent shall not be under any responsi-bility in respect of the validity of this Amendment or the ex-ecution and delivery hereof (except the due execution hereby by the Rights Agent).





              3. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

              4. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

              5. This Amendment may be executed in one or more coun-terparts, each of which shall be deemed an original, but all of which together shall constitute on and use the same instrument.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


         Attest:                           CBI INDUSTRIES, INC.


         By:  /s/ Charlotte C. Toerber     By: /s/ John E. Jones
         Name:  Charlotte C. Toerber       Name:  John E. Jones
         Title:  Secretary                 Title: Chairman, President &
                                                    CEO



         Attest:                           FIRST CHICAGO TRUST
                                             COMPANY OF NEW YORK


         By:  /s/ Ralph Persico            By: /s/ Michael Kane
         Name:  Ralph Persico              Name:  Michael Kane
         Title:  Customer Service Officer  Title: Assistant Vice
                                                    President


















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